Exhibit 99.1
Navitas Semiconductor Appoints New Chief Financial Officer
EL SEGUNDO, Calif., May 26, 2022 -- Navitas Semiconductor (Nasdaq: NVTS), the industry-leader in gallium nitride (GaN) power ICs, announced the appointment of Ron Shelton as Senior VP, CFO and Treasurer. In parallel, interim CFO, Todd Glickman, will continue in his integral role as SVP of Finance.
“We welcome Ron to the team as he brings rich experience as a public-company CFO in semiconductors, in M&A and other strategic transactions which will be invaluable in our mission to become the leading next-generation power-semiconductor company,” said Gene Sheridan, Navitas CEO and co-founder. “Additionally, I would like to thank Todd for his support and leadership through Navitas' journey from a start-up through our debut as a public company last October, as our interim CFO. I am grateful to have his continued support as we enter a new phase of growth for our company.”
Mr. Shelton was previously CFO at Adesto Technologies, a provider of application-specific semiconductors and embedded systems for Internet-of-Things (“IoT”) devices, from 2011 to 2020. Prior to that, he was CFO at GigOptix, Cirrus Logic and other successful semiconductor companies. Mr. Shelton is currently a member of the board of directors, and an officer of Parabellum Acquisition Corp. (NYSE: PRBM), a blank-check company formed for the purpose of effecting a business combination. Parabellum has announced its intention to focus its search for a business combination target on companies that are actively engaged in IoT technology in various segments.
Mr. Shelton has significant transactional experience and has been involved in various transactions with an aggregate value of over $2 billion, including mergers and acquisitions, IPOs, debt and equity financings, joint ventures, strategic investments, and technology licensing. Mr. Shelton has a bachelor’s degree in economics from Stanford University.
About Navitas
Navitas Semiconductor (Nasdaq: NVTS) is the industry leader in GaN power ICs, founded in 2014. GaNFast™ power ICs integrate GaN power with drive, control, protection and sensing to enable faster charging, higher power density and greater energy savings for mobile, consumer, enterprise, eMobility and new-energy markets. Over 150 Navitas patents are issued or pending, and over 50 million units have been shipped with zero reported GaN field failures. Sustainability is a core focus, as every GaNFast power IC shipped saves 4 kg of CO2 emissions. Navitas rang the Nasdaq opening bell and started trading as NVTS on Nasdaq on October 20th, 2021.

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Contact Information

Stephen Oliver, VP Corporate Marketing & Investor Relations, Navitas Semiconductor
ir@navitassemi.com